Free Writing Prospectus dated November 29, 2006
Filed pursuant to Rule 433
Registration Statement Nos. 333-129763 and 333-129763-01

Principal Life Income Fundings Trust 25
Terms for Issuance
November 29, 2006

ISSUER:	Principal Life Income Fundings Trust 25

SECURITY:	Senior Secured Medium-Term Notes

RATINGS:	Aa2/AA/AA

AMOUNT:	$200,000,000

TRADE DATE:	November 29, 2006

SETTLEMENT DATE:	December 6, 2006

MATURITY DATE:	June 6, 2008

COUPON:	3-MONTH LIBOR -5.5bp

COUPON PAY DATES:	March 6th, 2007 (1st Coupon Date), then quarterly on the 6th of June, September, December, and March, or on the next good business day, and on the Maturity Date

COUPON DETERMINATION DATE:	Two New York and London business days preceding the settlement date and each applicable coupon reset date

DAY COUNT BASIS:	Actual/360

ISSUE PRICE:	100.00%

PRICE TO ISSUER:	100.00%

ISSUER PROCEEDS:	$200,000,000

MINIMUM DENOMINATIONS:	$1,000 and integral multiples of $1,000 in excess thereof

CUSIP:	74254PPP1

UNDERWRITER:	Banc of America Securities LLC
Principal Life Insurance Company (“PLIC”), as statutory issuer and depositor, and Principal Financial Group, Inc. (“PFG”) have filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents PLIC and PFG have filed with the SEC for more complete information about PLIC and PFG and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities will arrange to send you the prospectus and prospectus supplement if you request it by calling Banc of America Securities toll-free at 1-800-294-1322